FORM 5
[ ]Check box if no longer
   subject to Section 16.  Form 4
   or Form 5 obligations may
   continue.  See Instruction 1(b).
[ ]Form 3 Holdings Reported
[x]Form 4 Transactions Reported

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person  | 2. Issuer Name and Ticker or Trading
Siegel      William                D.    |    Symbol
(Last)      (First)             (Middle) |
                                         |    Chris-Craft Industries, Inc.
    767 Fifth Avenue, 46th Floor         |    (CCN)
             (Street)                    | ------------------------------------
                                         | 3. IRS or Social Security Number of
New York         NY               10153  |    Reporting Person (Voluntary)
(City)        (State)             (Zip)  |
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4. Statement of Month/Year | 5. If Amendment, Date of Original (Month/Year)
                           |
   12/99                   |
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6. Relationship of Reporting        | 7. Individual or Joint/Group Filing
   Person to Issuer                 |
   (Check all applicable)           |  x  Form filed by one Reporting Person
                                    | ---
   x  Director            10% Owner |
  ---                 ---           | --- Form filed by more than one
   x  Officer (give       Other     |     Reporting Person
  --- title below)    --- (specify  |
                          below)    |
Executive Senior Vice President     |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1. Title of security     2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
                           Date              Code               Acquired (A)       Securities          Form:           Indirect
                           (Month/Day/Year)                     or Disposed        Beneficially        Direct (D)      Beneficial
                                                                of (D)             Owned at End        Indirect (I)    or Ownership
                                                                                   of Month
                                                                      (A)  Price
                                                                       or
                                             Code    V      Amount    (D)


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Reminder:  Report  on  a  separate  line  for  each  class of securities beneficially owned directly or indirectly. (Print or Type Responses)

FORM  5 (Continued)     Table II-Derivative Securities Acquired, Disposed
                                 of, or Beneficially Owned (e.g. puts, calls,
                                 warrants, options, convertible securities)


1. Title of         2.Conversion or     3. Transaction  4.Transaction  5. Number of        6.Date
   Derivative         Exercise Price       Date           Code            Derivative         Exercisable
   Security           of Derivative        (Month/                        Securities         and Expiration
                      Security             Day/Year)                      Acquired (A)       Date
                                                                          or Disposed        (Month/Day/Year)
                                                                          (D)
                                                                                              Date         Expiration
                                                                          (A)      (D)        Exercisable  Date
Employee stock option  46.6626              01/08/99       A              103,000             01/08/00*    01/07/09
  (right to buy)
Employee stock option  51.3289              01/08/99       A                6,427             01/08/00*    01/07/04
  (right to buy)
Employee stock option  46.6626              01/08/99       A               65,672             01/08/00*    01/07/04
  (right to buy)
Employee stock option  57.5000              09/28/99       A              250,000             09/28/00**   09/27/09
  (right to buy)
7.Title and               8.Price of             9.Number of            10.Ownership     11.Nature
  Amount of                 Derivative             Derivative              Form of          of
  Underlying                Security               Securities              Derivative       Indirect
  Securities                                       Beneficially            Security:        Beneficial
                                                   Owned at End            Direct (D)       Ownership
                                                   of Year                 or
                                                                           Indirect (I)
Title         Number
              of Shares
Common Stock  103,000      --                     103,000                 D

Common Stock    6,427      --                       6,427                 D

Common Stock   65,672      --                      65,672                 D

Common Stock  250,000      --                     250,000                 D

Explanation of Responses:

* Option becomes exercisable as to one-third of shares covered thereby annually, beginning on first anniversary of date of grant.
**Option becomes exercisable as to 50% of shares covered thereby on 4th anniversary of date of grant and as to remainder on 5th such anniversary.
___________________________________________________________________________



 /s/ William D. Siegel                        January 26, 2000
-------------------------------------        -----------------
   Signature of Reporting Person                    Date